Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-201798) pertaining to the 2015 Incentive Award Plan and Unit Appreciation Plan of Shake Shack Inc. of our report dated March 27, 2015, with respect to the balance sheet of Shake Shack Inc., included in this Annual Report (Form 10-K) for the period ended December 31, 2014.

/s/ Ernst & Young LLP
New York, New York
March 27, 2015